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                                 SARA LEE CORPORATION




                                LONG-TERM PERFORMANCE
                                    INCENTIVE PLAN




                               FISCAL YEARS 1995 - 1997

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HIGHLIGHTS

This booklet explains the plan provisions of the Sara Lee Corporation Long-Term Performance Incentive Plan covering fiscal years 1995 through 1997. The pages which follow provide detailed information relating to the grant you have received.

The key features of this plan are summarized below. In some countries outside the United States, variations may occur to comply with local tax provisions.

RESTRICTED PERFORMANCE SHARES

- -   Shares of Sara Lee stock are issued in your name, and held at Corporate
    Office.
- -   You have voting rights on all shares throughout the Performance Cycle.
- -   The number of shares which will be released to you depends on group and/or corporate performance during the Performance Cycle.
- -   An opportunity to earn additional shares if performance exceeds target is also provided.

DIVIDENDS

- -   Dividends are accrued on your behalf through the Performance Cycle.
- -   Interest on accrued dividends is credited at same rate applicable under the
    SLC Deferred Compensation Program.
- -   Dividends and interest on shares originally granted are distributed to you to the extent shares are earned at the end of the Performance Cycle.

PERFORMANCE MEASURES

- -   Operating Group performance is a key measure during this Performance Cycle.
- -   One or more of the following measures apply:
    -    SLC Earnings Per Share
    -    SLC Return on Capital
    -    SLC Return on Average Common Equity
    -    Group Operating Profit
    -    Group Return on Investment


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PURPOSE

Sara Lee Corporation ("SLC") has adopted the Fiscal Years 1995 - 1997 Long-Term Performance Incentive Plan (the "LTPIP") for A-level executives employed in one of the Groups listed in Appendix I as periodically updated to reflect organizational changes. The LTPIP exists in order to:

- -   Support the Entrepreneurial Management initiative by recognizing improvements in operating group performance;

- -   Create incentives for management actions which will result in the accomplishment of earnings per share, return on equity and return on capital targets;

- -   Focus corporate and operating management's attention on long-term results;

- -   Promote cooperation and teamwork among the Operating Companies and
    Divisions of the Corporation; and

- -   Enhance the competitiveness of the Corporation's long-term compensation program to aid in attracting and retaining highly qualified executives.

RESTRICTED PERFORMANCE SHARES

Under the LTPIP, the awards are authorized by the Sara Lee Corporation 1989 Incentive Stock Plan (the "Stock Plan") and will be issued as restricted shares of common stock ("Shares"). In the case of any discrepancy between the LTPIP and the Stock Incentive Plan, the latter plan governs. Dividends which are payable on restricted shares that are granted will be escrowed on behalf of the Participant and credited with interest at the same rate paid on balances under SLC's non-qualified deferred compensation plans, subject to the conditions described below.

These shares have special restrictions which are based on both continued service and performance against financial targets which have been established. These restrictions prohibit the transfer of these shares during the Performance Cycle. The financial measures and weightings are contained in Appendix II. Any shares not released to a participant at the end of the Performance Cycle will be forfeited.

SLC may substitute alternative incentives, such as restricted cash units or stock options with special provisions, in the event it determines that tax or legal regulations in some countries outside the United States provide more favorable treatment for these alternatives.


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DIVIDENDS

During the Performance Cycle, dividends payable on restricted shares granted will be escrowed on behalf of each Participant. Interest on the escrowed amounts will be credited at the same time and in the same manner as under SLC's non-qualified deferred compensation plans.

Amounts credited to the escrowed dividend account at the end of the Performance Cycle will be distributed in the same proportion as the restrictions on the shares lapse. For example, if 75% of the restricted shares are earned, then 75% of the balance in the escrowed dividend account will be paid as soon as possible after the end of FY97. Any remaining balance in the dividend account will be forfeited.

PERFORMANCE STANDARDS

Performance under the LTPIP will be measured using one or more of the following financial measures depending on the Participant's position and executive level within SLC. Each of the financial measures shown below are independent of the others for purposes of measuring results and determining how many, if any, of the restricted shares are earned.

- -   Cumulative SLC Earnings Per Share during the Performance Period

- -   Average SLC Return on Capital during the Performance Period

- -   Average SLC Return on Average Common Equity during the Performance Period

- -   Cumulative Group Operating Profit during the Performance Period

- -   Average Group Return on Investment during the Performance Period

Definitions of these measures are included in Appendix III.

For each measure, performance levels have been defined. Corporate EPS, ROC and ROE targets have been included in Appendix II. Group Operating Profit targets have or will be communicated to the appropriate Participants.

The performance levels and the percentage of shares which will be distributed are as follows:

           PERFORMANCE LEVEL      % OF SHARES DISTRIBUTED
           -----------------      -----------------------
              THRESHOLD                      25%
                TARGET                      100%
               MAXIMUM                      125%


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Interpolations will be used for results which fall between threshold, target and maximum. For performance above target, additional shares will be issued after the end of the Performance Cycle. No dividends will be paid retroactively on any additional shares issued for performance above target. No shares will be earned for performance below threshold.

AWARD AGREEMENT

Each Participant will receive an Award Agreement specifying the number of shares which has been granted, and the specific terms and conditions applicable to this grant. This Agreement is executed by the Corporation and must be signed by the Participant and filed with the SLC Corporate office in order to receive the shares. Additionally, this Agreement serves as power of attorney for the Corporation both to facilitate the re-issuance of the Shares at the end of the Performance Cycle and in the event that the terms and conditions of the grant are not fulfilled.

TAX CONSEQUENCES

UNITED STATES

Under current United States tax legislation, a Participant receives no taxable income from shares awarded, dividends escrowed or interest credited until the restrictions on the shares lapse (vesting). When the shares are earned, both the market value of the shares on the date of vesting as well as the dividends and interest distributed are credited as income and subject to applicable federal, state and local withholding. Amounts necessary to settle this tax withholding obligation may be withheld from the cash or stock amounts due the Participant.

Within thirty days of the award date, as specified in the Agreement, the Participant may elect immediate taxation under Section 83(b) of the Internal Revenue Code for the value of the shares awarded. This election is effected by filing an election form with the Internal Revenue Service within the applicable time frame. A copy of this election must be sent to the Chief Accounting Officer of SLC, and the applicable withholding taxes on the value of the award must be paid to the appropriate payroll department. If this election is made, the Participant is responsible for all taxes at the time of grant, which will not be refunded if some or all shares are not eventually distributed. Dividends will continue to be escrowed, and will result in no income until distributed.

If a Section 83(b) election is made, the basis of the shares for determination of capital gains under current tax law is the Fair Market Value, as defined in the Stock Plan, on the award date.


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If this election is not made, the basis of the shares will be Fair Market Value on the date the restrictions lapse.

COUNTRIES OTHER THAN THE UNITED STATES

Tax laws vary significantly from country to country, so advice should be obtained from appropriate counsel concerning the effect of this grant in that country. In most cases, a Participant receives no taxable income from shares awarded, dividends escrowed or interest credited until the restrictions on the shares lapse (vesting). When the shares are earned, both the market value of the shares on the date of vesting as well as the dividends and interest distributed are credited as income. No amounts will be withheld at SLC related to any tax withholding obligation which may arise but may be withheld at the local entity. The Participant is responsible for compliance with the relevant legal and tax regulations in the appropriate jurisdiction.

IMPACT ON OTHER BENEFITS

Shares, dividends or interest earned under the LTPIP are not considered compensation for purposes of any retirement plan, severance arrangement and similar matters or other benefit plans for which the Participant may be eligible.

ADMINISTRATIVE GUIDELINES

The following will serve as guidelines for administering the LTPIP:

- -   The Committee has final approval of the LTPIP and functions as the Plan
    Administrator.

- -   The Committee reserves the RIGHT to reduce the POSITIVE effect of any of the Exclusions described in Appendix III on performance (for purposes of measuring vs. the goals) or on awards earned by reference to that performance by ANY participant in its absolute discretion.

- -   The Committee reserves the right to make further adjustments in reported performance (for purposes of measuring vs. the goals) or in awards earned by reference to that performance in its absolute discretion with respect to any participant who is not an SLC Executive Officer during FY97.

- -   The Committee reserves the right to change any of the terms and conditions of the FY95-97 LTPIP award to Executive Officers, including the definitions of EPS, ROC,


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    ROE, Operating Income and ROI, if deemed necessary on advice of counsel to meet the requirements for a "performance-based exemption" under final regulations or rulings under IRC Section 162(m).

- -   The SLC Controller's Department will be responsible for providing financial results under the LTPIP. The awards for all Corporate Officers will be approved by the Committee and all other awards will be approved by the SLC Chairman.

- -   The portion of the restricted shares earned along with the related balance of the escrowed dividend account will be distributed on or about September 1, 1997, after the financial results of SLC for FY97 have been publicly announced.

- -   The number of Shares earned by Participants who change operating groups during the Performance Cycle will be based upon pro-rata performance reflecting the number of full months under performance standards for each operating group in which they participated.

- -   Performance standards may be restated during the Performance Cycle to reflect reorganizations provided that after Adjustments and Exclusions aggregate pre-established performance goals remain unchanged; the number of shares distributed to Participants will be adjusted pro-rata as described above.

- -   The results of acquisitions will be included in and divestitures excluded from Operating Profit and ROI if they were included in the goals at the beginning of the Performance Cycle.

- -   Awards may be made to new Participants during the first year of the
    Performance Cycle. The number of shares awarded may be adjusted to reflect that the executive is not a Participant for the entire Performance Cycle.

- -   Adjustment awards may be made to Participants who change positions during the first year of the Performance Cycle, if such a change would have resulted in qualifying for an increased level of award.

- -   In the event of death, disability or retirement under the retirement plans of SLC or any of its subsidiaries retirement plans on or prior to the last day of fiscal year 1997, the restrictions may lapse on a pro-rata number of the restricted shares which are EARNED under the provisions described earlier in this plan subject to approval of the Committee. If applicable, the shares and related dividends and interest will be distributed at the normal payout time (i.e., on or about September 1, 1997).

- -   Unless otherwise approved in writing by the Committee, a Participant who resigns or is terminated during the Performance Cycle forfeits the rights to all shares and any dividends or interest which have been accrued.


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- -   Should a change in control occur (as defined in the Stock Plan), the
    Committee will decide what effect, if any, this should have on the awards which are outstanding under this plan.

- -   Nothing in the LTPIP shall confer on a Participant any right to continue in the employ of SLC or in any way affect SLC's right to terminate the Participant's employment in accordance with applicable laws.

- -   The Committee may make additional changes which it deems appropriate to the effective administration of the LTPIP, including the establishment of appropriate performance measure weights for newly created executive levels. However, other than as described above, these changes may not reduce the benefits to which Participants are entitled under the LTPIP, nor change the pre-established performance measures and goals which have been approved.


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